E.ON International Finance B.V. · Kabelweg 37 · 1014 BA Amsterdam · The Netherlands

To the Holders of Notes issued by

E.ON International Finance B.V.

c/o Luxembourg Stock Exchange

11, av de la Porte-Neuve

L-2227 Luxembourg

Luxembourg

November 25, 2020

Announcement pursuant to Article 15 (2) of the law of January 11, 2008 concerning transparency requirements for issuer of transferable securities (“Loi du 11 janvier 2008 relative aux obligations de transparence sur les émetteurs de valeurs mobilières”) of substitution of the issuer and guarantor on 2 bonds after implementation of extraordinary resolutions passed at noteholder meetings held by innogy Finance B.V.

To whom it may concern

Following the acquisition of the innogy Group by the E.ON Group, innogy Finance B.V. and innogy SE both became wholly-owned subsidiaries of E.ON SE and are being fully integrated into the E.ON Group. As part of this integration process, the E.ON Group has started to centralise all financing and reporting activities. In this context, E.ON SE and E.ON International Finance B.V. intended to harmonise the funding structure of the E.ON Group by changing the issuer from the innogy Finance B.V. to E.ON International Finance B.V. and to have the notes guaranteed by E.ON SE in lieu of innogy SE.

Holders of bonds issued by innogy Finance B.V. were therefore offered to transfer their bonds to E.ON via consent solicitations under the German Bond Act. The implementation of the extraordinary resolution on 15 bonds was already completed on November 4, 2020. However, adjourned noteholder meetings (Gläubigerversammlungen) were held on October 09, 2020 regarding two further bonds.

Upon implementation of the extraordinary resolutions, passed at such noteholder meetings, on November 25, 2020, E.ON International Finance B.V. became the issuer of the following bonds:

Bond 1
ISIN:	XS0412842857
Issue Date:	February 10, 2009
Maturity Date:	August 10, 2021
Notional Amount:	EUR 1,000,000,000

Bond 2
ISIN:	XS1595704872
Issue Date:	April 13, 2017
Maturity Date:	April 13, 2025
Notional Amount:	EUR 750,000,000

Exhibit 1.14

E.ON International Finance B.V.

Office address:

Kabelweg 37

1014 BA Amsterdam

The Netherlands

T   +31-20-475-2235

F   +31-20-4421-346

Chairman of the

Shareholders’ Meeting:

Susanne Weitz

Directors:

Jens Otto

Dorus Jacobs

Marga Springintveld

Jack Groesbeek

Chamber of Commerce

Rotterdam

No. 33174429

Tax Id. No. 0067.89.572.B.01

Deutsche Bank AG

Acct. No. 26.54.65.621

IBAN NL81 DEUT

0265 4656 21

2 / 2

In addition, also the conditions of the aforementioned bonds have substantially been aligned to the existing debt issuance programme of E.ON SE. Due payments of principle and interest on these bonds issued by E.ON International Finance B.V. are unconditionally and irrevocably guaranteed by E.ON SE.

This announcement does not constitute an offer of any securities addressed to any person and should not be relied on by any person.

Yours sincerely,

The Directors

Important information:

The notes and any new securities resulting from the liability management exercise (the “Consent Solicitations”) have not been and will not be registered under the U.S. Securities Act of 1933 as amended (the “Securities Act”) and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The Consent Solicitations are made with regard to the notes of innogy Finance B.V., a private company with limited liability (besloten vennotschap) incorporated under Dutch law (the “Existing Issuer”), guaranteed by innogy SE, a European Company (Societas Europaea) organized in the Federal Republic of Germany under German and European laws (the “Existing Issuer”) and are subject to German disclosure and procedural requirements that are different from those of the United States. Any financial information included in this press release has been prepared in accordance with applicable accounting standards in Germany that may not be comparable to the financial statements of United States companies. The Consent Solicitations will be made in the United States in reliance on exemptions from Section 14(e) of the U.S. Securities Exchange Act of 1934, as amended. As a result, the Consent Solicitations will be made in accordance with the applicable regulatory, disclosure and procedural requirements under German law, including with respect to the timetable, settlement procedures and timing of payments, that are different from those applicable under United States domestic tender offer procedures and law. It may be difficult for noteholders to enforce their rights and any claim noteholders may have arising under the federal securities laws, since E.ON International Finance B.V. (the “Substitute Issuer”) and E.ON SE (the “New Guarantor”) are located in non-U.S. jurisdictions, and some or all of their officers and directors may be residents of non-U.S. jurisdictions. Noteholders may not be able to sue the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor and their respective affiliates to subject themselves to a U.S. court’s judgement.

Noteholders should be aware that the Substitute Issuer may purchase the notes otherwise than under the Consent Solicitations, such as in open market or privately negotiated purchases.